EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 25, 2024, with respect to the consolidated balance sheets of Idaho Strategic Resources, Inc. (“the Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2023 and 2022, and the related notes (collectively, the “financial statements”), incorporated herein by reference.

Assure CPA, LLC

Spokane, Washington

January 13, 2025